AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 2004.  REGISTRATION NO._________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RF ODYSSEY INC.
(Exact name of registrant as specified in its charter)

Canada	3674	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2035 King Vaughan Road
Maple, Ontario, Canada, L6A 2A1         (866) 824-8209
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Paracorp Incorporated

318 No. Carson Street Suite No. 208
Carson City, Nevada, 89701         (775) 883-0104

 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:

W.  Scott Lawler, Esq.

1530 – 9th Avenue S.E.

Calgary, Alberta, Canada, T2G-0T7 Telephone: (403) 693-8014 Facsimile: (403) 272-3620

Approximate date of commencement of proposed sale to public:  As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share	Proposed Aggregate Offering Price	Amount of Registration Fee
Common shares, no par value	4,500,000	$0.01	$45,000	$5.70

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457of Regulation C.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

SUBJECT TO COMPLETION

RF ODYSSEY INC.

4,500,000 Shares of Common Stock Offered by the Selling Shareholders

All of the 4,500,000 shares of common stock of RF Odyssey Inc., a Canadian federal corporation, offered and sold hereby are being offered and sold by the shareholders of RF Odyssey Inc. during the period in which the registration statement containing this prospectus is effective.  The shares offered by our shareholders may be sold on the Over-the-Counter Bulletin Board, in negotiated transactions with a broker or dealer, or market maker as principal or agent, in privately negotiated transactions not involving a broker or dealer, or by a combination of these methods. The price at which the selling shareholders will sell their shares will be dependent upon the prevailing market price at the time of the sales by the selling shareholders.

We will not receive any proceeds from the sale of any of the shares by selling shareholders.  There is no established public market for our common stock.  We intend to apply for approval for our common stock to be quoted on the Over-the-Counter/Bulletin Board following the effective date of this prospectus.

INVESTING IN OUR STOCK INVOLVES RISKS.   YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

Neither the United States Securities and Exchange Commission or the securities administrator or similar regulatory authority of any other national, state, provincial or other jurisdiction, including  the Ontario Securities Commission, has approved or disapproved of the common shares offered  for sale under this prospectus or the merits of that offering, or has determined that this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

None of the securities offered herby are listed on any U.S. or foreign national securities exchange or on the Nasdaq Stock Market.  The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the U. S. Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting in any state or other jurisdiction where the offer to or sale of is not permitted.

The date of this Prospectus is October

, 2004

Table of Contents

[INSIDE OF FRONT COVER OF PROSPECTUS]

PROSPECTUS SUMMARY
RISK FACTORS
IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND AUDITORS
OFFER STATISTICS AND EXPECTED TIME TABLE
KEY INFORMATION
INFORMATION ON THE COMPANY
OPERATIONAL AND FINANCIAL REVIEW OF PROSPECTIVE DIRECTORS, SENOIR MANAGEMENT AND EMPLOYEES
MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS
SHARES ELIGIBLE FOR FUTURE SALE
THE OFFER AND LISTING
ADDITIONAL INFORMATION
DESCRIPTION OF SECURITIES
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
TRANSFER AGENT
FINANCIAL STATEMENTS

PROSPECTUS SUMMARY

The following summary contains basic information about this offering of shares of common stock of RF Odyssey Inc. (referred to herein as “RF Odyssey”, “the Company”, “we”, “our” and similar terms).  While this summary provides an accurate description of all material information in this document, it likely does not contain all the information that is important to you.  For a more complete understanding of this offering, we encourage you to read this entire document and the documents we have referred you to.

Unless otherwise noted, all funds are reported in US dollars.

Our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America.  RF Odyssey translates amounts from its functional currency, Canadian dollars, to the reporting currency, United States dollars (“US dollars”) in accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”.  At each balance sheet date, recorded balances that are denominated in a currency other than US dollars are adjusted to reflect the current exchange rate which may give rise to a foreign currency translation adjustment accounted for as a separate component of stockholders’ deficiency and included in comprehensive loss. All references to "dollars" in this prospectus refer to United States or U.S. dollars unless specific reference is made to Canadian or CDN dollars.  The rate of exchange of Canadian dollars to United States dollars as of October 13, 2004, was CDN $1.2540 to US $1.  For information relative to the conversion of Canadian amounts into US dollars, see the section contained in explanatory Note 2 to our consolidated financial statements captioned "Foreign Currency Translation".

Company

We are a development stage company and were federally incorporated in Ontario on March 2, 2004.  We were formed to be a fabless semiconductor company focused on developing and marketing radio frequency integrated circuits (RFICs) for the Broadband Wireless Access market.

The Company's principal executive offices are located at, 2035 King Vaughan Road, Maple, Ontario, Canada L6A 2A1 and the telephone number at that location is (866) 824-8209.

Offering

This prospectus relates to the public offer and sale by some of our common shareholders of 4,500,000 shares. The foregoing offering is to be sold during the period in which the registration statement containing this prospectus is effective. The shares offered by our shareholders are to be sold on the Over-the-Counter/Bulletin Board, in negotiated transactions with a broker-dealer or market maker as principal or agent, in privately negotiated transactions not involving a broker or dealer, or by a combination of these methods.  Broker dealers who affect sales under this prospectus may receive compensation from the selling shareholders in the form of discounts or commissions.  We will not receive any proceeds from the sale of these shares.  The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold.

Currently, our common shares are not listed on any exchange or quotation medium.  We intend to apply for approval of quotations of our common shares upon this prospectus becoming effective.  However, such application must be submitted by a market maker.  As of the date of this prospectus, we have not identified any market maker to make this submission.  Therefore, the common shares offered hereby may not ever be traded on any public market.

RF Odyssey Authorized Share Capital

Number of Common Shares:

Authorized	Unlimited
Issued and Outstanding	15,500,000

Securities being registered in this registration statement:

(a) 4,500,000 Shares of Common Stock.

Business

As a fabless semiconductor company, RF Odyssey will focus its resources on product development and demand creation, while outsourcing the manufacturing and operations functions to one of a number of large independent semiconductor foundries.

Corporate Objective

Our primary objective is to commercially deploy our radio frequency technology to a large established customer base.

Business Strategy

Our business strategy is based on outsourcing a high degree of the company’s operational costs, allowing for optimizing our capital resources.

Operational Results

RF Odyssey was incorporated on March 2, 2004. Since that time, RF Odyssey has been working to bring its first product to the commercial market. RF Odyssey has yet to earn any revenues or sales as of the date of this prospectus. Through June 30, 2004, we have incurred losses and accumulated a deficit of $ 54,408 since inception. We expect to continue to incur losses for the next twelve (12) months.

Summary Financial Information

The following is a summary of our consolidated Financial Statements, which are included elsewhere in this prospectus.  You should read the following data together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus as well as with our Financial Statements and the notes therewith.

Period ended June 30, 2004
Statement of Operations Data:
Total Revenue	$-0-
Net Income (loss)	$(54,408)

As of June 30, 2004
Balance Sheet Data
Advances to related parties	$750
Share subscriptions receivable	$29,500
Total current assets	$30,250
Total current liabilities	$31,623
Total stockholders equity	$(1,373)
Total liabilities and stockholders’ equity	$30,250

RISK FACTORS

Uncertainties And Risk Factors That May Affect RF Odyssey’s Future Results And Financial Condition

You should consider an investment in the common shares to involve a high degree of risk and to be subject to many uncertainties.  In order to attain an appreciation for these risks and uncertainties, you should read this prospectus in its entirety and consider all of the information and advisements contained in this prospectus, including the following risk factors and uncertainties.  The risk factors and uncertainties enumerated below may materially and adversely affect our business, operating results and financial condition, and could result in a complete loss of any value in the common shares.

Our business plan and revenue generating model is still unproven and effects our ability to raise money.

At present the Company, through its wholly owned subsidiary, is in the business of developing, producing and marketing its proprietary product, Frontier.  The Company plans to achieve market penetration and market share through increased marketing and sales activity.  However, we will need to raise capital in order to achieve our goals. We expect it will be difficult to raise funds due to our lack of operating history and lack of substantial assets.  We expect that we will need a total of $500,000 in short-term capital investment, and approximately $10,000,000 in total capital investment to be able to implement our business plan. We currently have insufficient capital necessary to expand our business operations from which we may realize additional revenue. The business plan calls for the recruitment of engineering staff, and the creation of a research and development operation that is fully equipped with the necessary computer equipment, and software that is required to develop semiconductor devices. Without these additional resources the company cannot effectively complete the development of our first product, and release the product to be manufactured and sold to our target customer base.  We cannot say with certainty that the $10,000,000 in capital investment will be sufficient to bring us to positive cash flow as projected in our business plan.  Management believes that in order to grow our business that it must do so through increased sales and marketing efforts, which may require additional cash above the $10,000,000 which we have projected will achieve growth.  Any additional sources of cash will most likely be raised through the issuance of additional stock or additional indebtedness.  The issuance of additional stock could result in dilution, as discussed below.  The issuance of additional indebtedness could hamper our ability to generate net profits, depending on the repayment terms and other factors that determine the overall cost of such indebtedness. Moreover, even if we had sufficient financing to undertake these activities, there is no guarantee that we will be able to expand our business sufficiently to achieve profitability.

We have not generated any profits in our prior history

We have incurred losses and anticipate continued losses in the future.  As of June 30, 2004, RF Odyssey had a consolidated accumulated deficit of $54,408. As of June 30, 2004, RF Odyssey had a Stockholders’ Deficiency of $1,373.  We have not yet achieved profitability and expect to continue to incur net losses until we recognize sufficient revenues from the operations of Citrus Canada See, “Management’s Discussion and Analysis or Plan of Operation – General” for a more detailed discussion regarding our historical cash flows.

We currently do not generate sufficient revenues from operations to cover expenses.

We currently do not realize sufficient revenues from the operations of RF Odyssey to cover operating expenses, and we currently cannot anticipate when we will commence generating revenues from operations sufficient to cover our administrative expenses and sustain planned growth.  There is no assurance that we can successfully raise such additional funds to cover its operating expenses until the operations of RF Odyssey generates revenues to meet such expenses. We cannot give any assurance that success in raising capital will result in success of operations and a return on any investor’s investment.

Even if we are successful in locating suitable sources of working capital, it is still possible that the investors will not receive amounts equal to their investment in our Company.  Given the substantial risk of thinly capitalized corporations, such as ours, it is very possible that the market value of our stock will not provide an investor with the ability to either recoup his or her investment capital or a return on his or her investment. This may be due to various factors, including failure of our business plan or a partial failure by not generating sufficient profits or general stock market or economic conditions.  No investment should be made by a person who is not in a position to lose the entire amount of their investment.

Our auditors’ report states that they have substantial doubts about our ability to continue as a going concern.

Our auditors, Amisano Hanson, Chartered Accountants, state in their audit report, which is part of the financial statements included with this prospectus, that there is substantial doubt about our ability to continue as a going concern.  This doubt has arisen due to the fact that we have no established source of revenue and have not commenced any commercial operations.  Although we plan to establish revenues and commercial operations, these plans are subject to the risk factors discussed above and thus there is no assurance that they can be achieved and that the substantial doubt of our ability to continue as a going concern can be overcome.

Our Products may not gain market acceptance over the competing products already in the market.

Despite the fact that we feel that our products will receive market acceptance and that our price positioning is favorable, there are a number of competitors in the market. We have no sales history on which to base our belief that our products will take a share of the existing market from the present competitors.  If we cannot gain a sufficient portion of market share for our products we will not achieve profitability and may not be able to continue to operate.

Future sales of our common stock may have a depressive effect upon its price.

All of the currently outstanding shares of common stock were issued at prices lower than the price of the shares of common stock in this offering.  In the future, sales of these securities may have an adverse effect on the market price of our common stock should a public trading market develop for such shares.

There is no assurance of future dividends being paid.

At this time we do not anticipate paying dividends in the future, but instead plan to retain any earnings for use in the operation of our business and to fund future growth.  We are under no legal or contractual obligation to declare or to pay dividends, and the timing and amount of any future cash dividends and distributions is at the discretion of our Board of Directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions

Uncertainties And Risks Relating To Shares

Our stock currently does not trade on any public markets and hence any investment in our stock is illiquid.

Our stock currently is not traded on any stock exchange or quoted on any stock quotation system.  Upon this prospectus becoming effective, we intend to apply for quotation of our common stock on the Over-the Counter/Bulletin Board or OTC/BB. The lack of a public market means that a purchaser of our common stock does not have a means to liquidate his or her investment in the Company.  Quotations on the OTC/BB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions.  Our common stock will be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks”.  Information regarding rules pertaining to “penny stock” is provided later in this prospectus under the heading “Common Equity & Related Stockholder Matters”.  Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transactions in such securities.  The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver standardized risk disclosure documents prepared by the SEC that provide information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock.

You may not be able to buy or sell our stock at will and may lose your entire investment.

We are not listed on any stock exchange at this time. We hope have our common shares traded on the OTC/BB.  These are often known as "penny stocks" and are subject to various regulations involving certain disclosures to be given to you prior to the purchase of any penny stocks.  These disclosures require you to acknowledge you understand the risk associated with buying penny stocks and that you can absorb the entire loss of your investment.  Penny stocks are low priced securities that do not have a very high trading volume.  Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want.

You should not expect to receive a liquidation distribution

If we were to wind-up or dissolve RF Odyssey and liquidate and distribute our assets, our common shareholders would share ratably in our assets only after we satisfy any amounts we would owe to our creditors and to our preferred shareholders.  If our liquidation or dissolution were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution.  Accordingly, it is likely that we would not have sufficient assets after the payment of our creditors to enable you to receive any liquidation distribution with respect to any Shares you may hold.

Our right to issue additional capital stock at any time could have an adverse effect on your proportionate ownership and voting rights

We are authorized under our Articles to issue up an unlimited number of Common Shares. Subject to compliance with applicable corporate and securities laws, we may issue these shares under such circumstances and in such manner and at such times, prices, amounts and purposes as our board of directors may, in their discretion, determine to be necessary and appropriate.  Your proportionate ownership and voting rights as a common shareholder could be adversely affected by the issuance of additional Shares, including a substantial dilution in your net tangible book value per share.

FORWARD LOOKING STATEMENTS

Certain important factors may affect our actual results and could cause those results to differ significantly from any forward-looking statements made in this prospectus or otherwise made by us or on our behalf.  For this purpose, any statements contained in this prospectus that are not statements of historical fact should be considered to be forward-looking statements.  Words such as “may”, “expect”, “believe”, “anticipate”, “intend”, “could”, “estimate”, or “continue” or the negatives of those words, identify forward-looking statements.  These statements appear in a number of places in this prospectus and include statements as to our intent, belief or expectations.  These forward-looking statements are subject to the risks detailed below or elsewhere in this prospectus, or detailed from time to time in our filings with the Securities and Exchange Commission.

Risks associated with forward-looking statements.

This prospectus contains certain forward-looking statements regarding management’s plans and objective for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance.  The forward-looking statements and associated risks set forth in this prospectus includes or relate to:

-

Our ability to market our products at competitive prices now and in the future,

-

Our ability to maintain an effective distribution network or to maintain our own effective sales force,

-

Our ability to continue research and development and to develop new and innovative products;

-

Our ability to contract manufacture or to manufacture our own products cost effectively.

ITEM 1.  IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND AUDITORS

A.        DIRECTORS AND SENIOR MANAGEMENT

The following sets forth the names, business addresses, and functions of our directors and senior management:

Rob Cook – President, CEO and Director

Insert address: 2035, King Vaughn Road, Maple, Ontario, L6A-2A1

Mr. Cook is responsible for developing the company’s strategic vision, creating and monitoring the implementation of our company’s corporate business plan.

Ian Roanne – VP of engineering, COO and Director

Insert address:  888 Clarkson Rd. Mississauga, Ontario, L5J-2V4

Mr. Roanne is responsible for creating and overseeing the company’s product development efforts, as well as the manufacturing of our products.

AUDITORS

Name and Address:

Amisano Hanson, Chartered Accountants

#604-750 West Pender Street,

Vancouver, B.C. Canada

Telephone number:

(604) 689-0188

Auditors since inception.

Members of: The Nevada State Board of Accountancy and the Canadian Institute of Chartered Accountants

ITEM 2.  OFFER STATISTICS AND EXPECTED TIMETABLE

A.  Offer Statistics

We are registering 4,500,000 common shares on behalf of the selling shareholders.  The shares offered by this prospectus are being offered by the selling shareholders on a continuous or delayed basis until sold.  The selling shareholders will offer the shares at the prevailing market price at the time of sale by each selling shareholder and therefore no specific price has been set for this offering.

B.  Method and Expected Timetable

The time period during which this offering will be open is until all of the shares are sold. Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) in the OTC/BB market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices.  Such transactions may or may not involve brokers or dealers.  The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals.  Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

As the selling shareholders have already paid for the shares offered hereunder, RF Odyssey will not receive any proceeds from the sale of the shares.

ITEM 3.  KEY INFORMATION

A.  SELECTED FINANCIAL DATA

Summarized below is selected historical consolidated financial information for the period from our date of inception, March 2, 2004 to June 30, 2004 derived from the audited consolidated financial statements included in this prospectus. You should read this table in conjunction with the audited financial statements included elsewhere in this prospectus and those sections of this prospectus captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Operating Revenues	-0-
Income (loss) from Operations	$(54,408)
Comprehensive Income (loss)	$(55,323)
Basic loss for the period	$(2.04))
Total Assets	$30,250
Capital Stock	$53,950
Number of Shares	107,700

B.  CAPITALIZATION AND INDEBTEDNESS

Following is a statement of RF Odyssey’s capitalization and indebtedness as of August 30, 2004.  Since the shares offered by this prospectus are being offered by our shareholders, the sale of such shares will have no impact on our capitalization and indebtedness.

August 30, 2004
DEBT	$-0-
CAPITALIZATION	$53,950
TOTAL DEBT AND CAPITALIZATION	$53,950

RF Odyssey is authorized to issue an unlimited number of common shares with no par value. At September 30, 2004 we had 15,607,000 shares of common stock issued and outstanding.

C.  Reasons For The Offer and Use of Proceeds

Not Applicable.

D. Interests of Experts and Counsel

None.

ITEM 4.

INFORMATION ON RF ODYSSEY

A.  History and Development of RF Odyssey

The Company’s legal name is RF Odyssey Inc.  The Company does not operate under any other business or trade name.  RF Odyssey was founded on March 2, 2004 as a Canadian federal corporation.  RF Odyssey is a fabless semiconductor company focused on developing radio frequency integrated circuits (referred to herein as “RFICs”) for the Broadband Wireless Access (referred to as “BWA”), market. The Company was founded by Rob Cook and Ian Roane, both of which have extensive experience in the semiconductor industry.  RF Odyssey’s head office is located at 2035, King Vaughn Road, Maple, Ontario, Canada, telephone number: (866) 824-8209.

RF Odyssey operates under the Canada Business Corporation Act. RF Odyssey’s agent for service of process in the U.S. is Paracorp Incorporated, which is located at 318 No. Carson Street, Suite No 208, Reno, Nevada

The management team is comprised of a mixture of skill-sets and individual core competencies, but each member has prior start-up company experience.

RF Odyssey has not made any capital expenditures to date, however, subject to securing adequate capital investment, capital expenditures will need to be made in the following areas:

Intellectual Property Acquisition: $1,000,000.  There acquisitions will be for licenses to certain semiconductor building blocks that avoid the cost of developing such assets in-house.  RF Odyssey will own the intellectual property as it is used in its specific designs.

Manufacturing and Tooling: $1,200,000.  These costs are related to non-recurring engineering charges that RF Odyssey will have to pay to a semiconductor manufacturing company.  This cost also includes a charge for tooling that the semiconductor industry refers to as “masks”.  The masks are prepared by the manufacturing company based on RF Odyssey’s specifications.  The masks remain the property of RF Odyssey.

Capital Leases: $400,000.  These costs relate to leases for hardware and software that RF Odyssey will need to develop its devices.

B.  Business Overview

As a “fabless” semiconductor company, RF Odyssey has elected to focus its resources on developing and marketing RFICs, and intends to outsource the manufacturing of these products to a leading semiconductor foundry with expertise in manufacturing semiconductor devices utilizing CMOS based processes.  RF Odyssey provides leading edge RFIC’s to companies that develop BWA equipment, which is used to provide consumers with access to the Internet and other communications services. The company’s products are considered leading edge as these products provide for radio frequencies from 900Mhz to 6Ghz, and manufactured using a low cost CMOS process, making the products completely unique.

Principal Products

RF Odyssey’s first product called, “Frontier” is a semiconductor chip that incorporates all of the required electronic circuitry to perform the radio function of broadband wireless access equipment. This product is targeted for release in the second half of 2005.  The release of this product will be the first of its kind in the marketplace and will provide many advantages over competitive solutions in the areas of power, cost, performance, size, processing, and time to market. The unique architecture of the “Frontier” product eliminates the need for equipment developers to use different chips for each frequency band, essentially creating a “one size fits all” approach. The result is significant system costs savings, increased system quality and reliability, and significant savings in operations and logistics costs.

The Market

Over the past two years, several market events have occurred that are enabling growth in the BWA market. First, the establishment of the Worldwide Interoperability for Microwave Access Forum (WiMAX), an independent standards body with the mission to provide system interoperability. This was an important event in the evolution of the BWA market due to the fact that the Service Providers will only support technologies that are based on widely accepted industry standards. Second, semiconductor companies are targeting new products in the WiMAX standards.  The list of semiconductor companies that are developing products for this new market segment is validated by the growing number of companies that have gained membership in the WiMAX Forum.  The overall system cost of BWA equipment is made up largely by the costs of the semiconductors required to develop BWA systems. Increasing participation of semiconductor companies will enable the transition to systems that are designed with a small number of components rather than hundreds of discrete components currently used in BWA systems. By reducing the overall system costs, equipment companies can provide new BWA systems that will achieve cost points below DSL, and

Cable based broadband access networks. These new systems will consume less power, require a much smaller printed circuit board (PCB), provide higher reliability and be interoperable with legacy equipment.

Market Opportunity

For the millions of people worldwide who cannot get access to broadband connectivity via cable or DSL, the relatively new IEEE 802.16a wireless technology will enable a “third pipe” to connect to the many benefits of the Internet. The standard provides high-speed wireless connection to the Internet and is a good choice for places where obstacles, such as trees and buildings impede services quality. WiMAX technology provides flexibility not possible with wired services, such as high-speed backhaul (wireless links) for events such as trade shows, with hundreds or even thousands of wireless Internet connections. On demand connectivity also could benefit businesses such as construction companies that have sporadic or nomadic connectivity needs. WiMAX is planning to create an extension to the current standard, which will introduce nomadic capabilities that let users connect while roaming outside their home service areas.

The demand from consumers for wireless broadband services is fueling the market opportunity for broadband equipment providers to develop and deploy BWA systems are also enabling new opportunities for semiconductor companies that provide silicon chips that are the bulk of the costs associated with wireless networking equipment.  Patrick Gelsinger, the Chief Technology Officer at Intel has said:

“Silicon will allow it (802.16a) to be cost-effective; silicon will allow it to be powerful; silicon will allow it to be ubiquitous; silicon is the enabler.”  “Intel Tunes in a Radio Future”, by Ed Fruanheim, CNET New.com, September 18, 2003; http://news.com.com/2101-7337_3-5078947.htm.

Market Growth

The market opportunity for silicon suppliers that are targeting BWA applications is attractive in terms of size, scalability, and long-term sustainability. The applications for WiMAX based equipment are numerous, and in many cases the most efficient solution to the current problems associated with these applications.  Allied Business Intelligence (ABI) estimates that the sales of BWA equipment will surpass $1.5B by 2008, and the majority will be WiMAX based. One example of the market opportunity is the growth projections in the number of individual broadband wireless subscribers. This example defines a market opportunity of tens of millions of subscribers, each representing a single unit of Total Available Market (TAM) for RF Odyssey’s products. As each subscriber will require a “Subscriber Station unit” similar to cable modems or DSL modems that are currently used for wired broadband access.

Demand creation is considered by the management team to be a competitive advantage, and this is evident in the company’s sales strategy. The team has designed a multi-tier program that includes the deployment of a direct team of field sales engineers and applications managers, the use of independent representatives that own relationships with the targeted customer base. This representation network is worldwide and is complimented by the addition of a global semiconductor distributor. High impact participation in the demand creation process is provided by the management team that is expected to be an integral part in developing, managing and maintaining strong customer ties.

Along with demand creation, RF Odyssey is developing competitive advantages in the areas of low-cost RF CMOS based product technology, highly integrated RFICs, and expertise in bringing complex products to market swiftly that are highly market oriented. It is RF Odyssey’s focused strategy that will allow the long-term sustainability of these advantages; including, the commitment to RF CMOS technology, expertise in broadband wireless systems, and the vision of becoming the dominant provider of RFICs to the BWA market segment. The value growth of the company’s IP portfolio will allow RF Odyssey to leverage its strong market position in the WiMAX sector to expand into new growth oriented markets.  Allied Business Intelligence released a report last year that concluded broadband wireless access equipment sales are expected to reach $1.5 billion by 2008 and that WiMAX is one driving force for such anticipated revenue growth.  “Broadband wireless spending expected to boom.”, by Dawn Kawamoto, CNET New.com, October 16, 2003; http:\\news.com.com/2102-7351_3-5092651.html

Sales Strategy

RF Odyssey will use a combination of direct and indirect sales channels in order to assist in creating demand for our products. The direct sales channel will be comprised of a team of 3 employees that will be responsible for supporting the sales function at the company’s most strategic customers. These are customer prospects that are leaders in their market, and that could provide RF Odyssey with product sales in excess of $5,000,000 per year. RF Odyssey’s plans for the development of an indirect sales channel will be created though the execution of contract sales agreements with independent sales agents throughout North America, Asia, South America, and Europe. These agents will be compensated on a sales commission basis, in most cases 5% of gross sales volume, and are established in their local markets and own relationships with the target customer base within their respective regions. In addition to the sales agents network, RF Odyssey intends to enter into a global distribution agreement with one of the industries global semiconductor distributors. The distribution partner will provide inventory management and other logistics services for our customer base, on a global basis.  RF Odyssey is confident that a distribution agreement with a semiconductor distributor will be entered into based on relationships that RF Odyssey’s management team has with such companies.  Our management believes that this strategy will enable us to penetrate the market effectively and cost efficiently, in order to accomplish our sales revenue projections.

Market Strategy

•

Web Site.

•

Electronic and print versions of data sheets, application notes, and white papers.

•

Participation in key industry trade events such as DesignCon, WCA, World Broadband Forum, and WiMAX specific exhibitions.

•

Web based seminars to educate the customer base on design-in issues and techniques.

•

Direct email campaigns for new product or company announcements

•

Banner advertising on key industry web-sites such as RF Design, Wireless Communications Design.

•

Regular correspondence with leading industry analysts to share market developments and evangelize the RF Odyssey value proposition.

Competition and Competitive Strategy

RF Odyssey will remain focused on the task of developing and delivering a high quality, and reliable RF CMOS IC, at a cost point that enables the BWA equipment developers to deliver sub-$100 subscriber station system equipment. This can only be accomplished with the combination of a WiMAX compliant SOC that incorporates the PHY/MAC/AFE/Radio on a single silicon chip Central to this strategy is building barriers of entry for potential competitors, by securing methods based patents that protect the Company’s proprietary technologies while solidifying future competitive advantages.

Companies that could enter the segment due to participation in other wireless segments;

•

Silicon Labs

•

RFMD

•

Atheros

•

Broadcom

•

Conexant

Competitive Edge

RF Odyssey is attempting to develop a competitive advantage through the utilization of leading edge design tools and methodologies, in order to produce IC designs that consume less power, require smaller silicon area, and are thus more cost effective to manufacture.

+ Highly integrated RFICs

RF Odyssey is enhancing its market advantages by offering BWA equipment vendors a highly integrated product that enables these companies to reduce the overall number of components that are required in order to produce WiMax compliant equipment, thus significantly reducing system costs, facilitating swifter time to market, and enhanced quality and security of the equipment. RF Odyssey’s competitors have competitive solutions that are based on the need for multiple semiconductor devices in order to perform the same functions as the RF Odyssey products, which are based on a single chip solution.

+ Rapid time to market

By creating a flexible infrastructure model, we are confident that we can provide cost effective solutions to the market while not compromising our profitability objectives. In addition, by emphasizing variable cost operational models, we can also react quickly to the ever-changing market dynamics. We are utilizing an outsourcing strategy for a portion of the sales, operations, and manufacturing requirements.

+ Demand Creation expertise

The worldwide deployment of direct and indirect sales and applications support channels such as independent sales agents and global semiconductor distributors will ensure effective customer development, and provide valuable market intelligence that is applied to future product development plans, competitive positioning, and overall market assessments.

+ Low cost CMOS manufacturing process

This is accomplished through the utilization of RF CMOS technology, which provides several advantages over traditional RF IC manufacturing processes such as BiCMOS, and Silicon Geranium.

C.  Organizational Structure

Not Applicable

D.  Property, Plants and Equipment

Currently, our officers and directors are working out of their homes. The plan is to lease office space once our short term capital investment objective is secured.

Legal Proceedings

RF Odyssey is not a party to any legal proceeding, nor are we aware of any pending or threatened legal proceeding against us or any officer or director, which might have any potentially adverse effect upon RF Odyssey.

ITEM 5.  OPERATING AND FINANCIAL REVIEW AND PROSPECTS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

RF Odyssey does not have sufficient cash resources to commence its operations.  Our general operating costs for the first twelve (12) months from commencement of operations will be $10.5 million.  We will have to raise additional capital, either through debt, equity or a combination of both before we can commence our operations.  We may also acquire other assets through the issuance of stock. No assurances can be given that such efforts will be successful.  We have no specific plans at present for raising additional capital or acquiring other assets.

The following is the history and projected future activities of the Company in milestone format.

Milestone:

Additional capital could be required in the case where RF Odyssey fails to generate sufficient revenues from software sales to offset its operational costs. RF Odyssey may also need to raise additional capital in the case where the Company desires to acquire another company and the other company’s shareholders demand cash for their shares. While RF Odyssey management will always consider merger and acquisition candidates to grow RF Odyssey for the benefit of its shareholders, there are currently no merger and acquisition candidates known to RF Odyssey.

In the next twelve months, RF Odyssey intends to pursue arrangements for the listing of its securities on the OTC/Bulletin Board, the establishment of its stated business operations, and marketing of the web-based software. There can be no assurance we will achieve these objectives, or any one of them.

If these objectives are met, then RF Odyssey expects to be able to generate revenues and operate profitably without raising further equity. There can be no assurance we will achieve these objectives, or any one of them.

Results of Operations for Period Ended June 30, 2004

As the Company has only recently been incorporated and begun operations, there are no revenues to report and none are expected until the latter part of calendar year 2005, if at all.

General and Administrative Expenses

General and administrative expenses were $54,408 for the year ended June 30, 2004, and there are no comparative results as the Company was only recently formed. We expect such

Foreign Currency Translation

RF Odyssey has not engaged in activities to mitigate the effects of foreign currency translation.  However, since our current level of activity is minimal, we do not expect that changes in the US/Canadian dollar exchange rate will materially impact our net income for the period from inception (March 2, 2004) to June 30, 2004.  We incurred losses of $915 for foreign currency translation adjustment.

Sources Of Cash and Current Cash Position

Through June 30, 2004, we had received share subscriptions for $29,500 of shares of our common stock.  Through September 30, 2004, we had received additional subscriptions for $15,500.  These proceeds from such subscriptions will not be enough to meet RF Odyssey's operating needs.  RF Odyssey will need to raise approximately $10 million to fully implement its business plan.

RF Odyssey hopes to raise these funds from private placements of shares of its common stock.  No Agreement has been reached with an underwriter for such placement nor has RF Odyssey set a price for such offering.  Therefore, it is impossible to currently estimate the dilution that will occur to RF Odyssey's shareholders as a result of such private placement.

Based on the subscription agreements received, totaling $45,000, RF Odyssey believes that it can continue its current level of operations for another six (6) months.

C.  Research and development, patents and licenses

RF Odyssey Development has not undertaken any research and development that has resulted in the incurrence of any costs. RF Odyssey Development will not be filing for any patent, trademark and trade name protection. It will be relying on applicable copyright laws for the protection of its proprietary software.

A.

Off Balance Sheet Arrangements

The Company has no off balance sheet arrangements.

B.

Contractual Obligations

RF Odyssey does not have any contractual obligations as of the date of this prospectus.

ITEM 6.  DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

A.    Directors, Senior Management and Employees

The members of the Board of Directors serve until the next annual meeting of the stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. There are no agreements for any officer or director to resign at the request of any other person, and none of the officers or directors named below is acting on behalf of, or at the direction of, any other person.

Information as to the directors and executive officers is as follows:

The Executive Officers and Directors of the Company and their ages are as follows:

Name	Age	Position	Date Elected

Rob W. Cook 2035 King Vaughn Road Maple, Ontario L6A 2A1	39	President, CEO and Director	March 2, 2004

Ian Roane 881 Clarkson Road, Mississauga, Ontario L5J 2V4	46	Chief Operating Officer, VP of Engineering and Director	March 2, 2004

Mr. Rob W. Cook - Mr. Cook has served as President, CEO and Director of RF Odyssey, since its incorporation on March 2, 2004. From September 3, 2001 to present, Mr. Cook is the acting President and founder of Voyageur Technical Sales Inc., which was in the business of licensing 3rd party semiconductor intellectual property to semiconductor companies.  From April 1995 to May 2001, Mr. Cook was employed as a Managing Director for Insight Electronics LLC, where he was responsible for establishing Insight Electronics Canadian operation, as well as managing the company’s technical services business unit, including semiconductor design services, IP development, licensing, and product marketing. From September 1993 to April 1995, Mr. Cook was employed as a Semiconductor Business Development Manager for Intellatech.  From January 1989 to August 1993, Mr. Cook was employed by LSI Logic Canada as a Sales Manager.   Mr. Cook graduated in 1985 from Bishop’s University with a BA in Business Administration and a Minor in Sociology.

Mr. Ian Roane - Mr. Roane has served as Vice President of Engineering, COO and Director of RF Odyssey, since its incorporation on March 2, 2004. From May 2001 to March 2003, Mr. Roane was employed as Vice President, Engineering for Sirific Wireless, where Mr. Roane was responsible for managing the company’s product development process, and the management of product manufacturing. From August 1999 to May 2001, Mr. Roane was employed as a Design Services Manager for Insight ASIC Design, which performed contract semiconductor design services. From May 1997 to August 1999, Mr. Roane was employed by Praegitzer Industries Inc. as a Design Center Manager, Canada.   Mr. Roane graduated with Honors in 1981 from Humber College of Applied Arts and Technologies.

There are no family relationships among our officers, directors, or persons nominated for such positions.  No officer or director and no promoter or significant employee of RF Odyssey has been involved in legal proceedings that would be material to an evaluation of our management.

B.   Compensation

At present, RF Odyssey is operated by its executive officers and no compensation has been paid or accrued to date.  No executive officer or director is expected to be paid in excess of $120,000 within the next 12 months.

RF Odyssey does not have any pension or profit sharing plans.  RF Odyssey may change or increase salaries as our profits and cash flow allow; however, there are no present plans to do so.

C.  Board Practices

The directors are elected to serve until the next annual meeting of shareholders and until their successors have been elected. Executive officers serve at the discretion of the Board of Directors.

There are no employment contracts with any officers or directors

The Company does not have an audit committee or remuneration committee at this time.  Each of the foregoing persons may be deemed a "promoter" of the Company, as that term is defined in the rules and regulations promulgated under the Securities Act of 1933.

D.  Employees.

Other than the officers of the Company, there are no employees who are expected to make a significant contribution to our corporation. Upon successful funding of $ 7.5 million, we will recruit approximately 15 new employees to perform product development, administration, and business development functionsE.  Share Ownership.

The following table sets forth, as of September 30, 2004, the number of shares owned directly or beneficially by each executive officer and director.

Beneficial Owner	Shares Owned	Percentage of Total Shares Issued
Rob Cook	5,500,000	35.2%
Ian Roane	5,500,000	35.2%
All Executive Officers and Directors as a Group	11,000,000	70.4%

(1)

Based on 15,607,500 shares issued and outstanding on September 30, 2004.

R.F. Odyssey does not have any outstanding options, rights, or warrants to purchase any shares of its common stock.

ITEM 7.  MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

A.   MAJOR SHAREHOLDERS

The Company does not have any shareholders that own 5% or more of our common stock, other than our executive directors, whose share ownership information is provided above under "ITEM 6.  DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES”.  Therefore no information regarding our major shareholders is provided here.

B.  Related Party Transactions

Since the date of inception, RF Odyssey has not entered into any transactions in which a director or executive officer or nominee for election as a director, or any member of the immediate family of any director or executive officer of RF Odyssey had a direct or indirect material interest.

ITEM 9.  THE OFFER AND LISTING

A.  Offer and Listing Details

The shares offered hereunder by the selling shareholders consist of 4,500,000 common shares of RF Odyssey. It is expected that the selling shareholders will sell the shares at various times during the period in which this prospectus is part of an effective registration statement. It is expected that most of  the sales will take place on the OTC/BB if the Company is successful in getting its shares approved for quotation on the OTC/BB, as discussed in paragraph "C.  Markets" below, and will take place at prices determined by the market.

B.  Plan of Distribution

There are no entities underwriting or guaranteeing the offering of the securities described in this registration statement. RF Odyssey is not aware that any of its major shareholders, directors, or members of its management, supervisory or administrative bodies intend to subscribe in the offering or whether any personintends to subscribe to more than 5% of the offering. RF Odyssey is not aware of any particular group or potential investors that may have been targeted by the selling shareholders for this offering. RF Odyssey is not aware of the reservation for allocation to any group off targeted investors, including for example offerings to existing shareholders directors, or employees and past employees of RF Odyssey or its subsidiaries.

The amount of shares offered hereunder cannot be increased. As described above, under “Offer and Listing Details”¸ it is anticipated that sales of the shares offered hereunder will be conducted primarily in market transactions by the selling shareholders. To that extent, each selling shareholder would most likely engage the services of a broker or dealer at his or her discretion to offer and sell the shares owned by such selling shareholder.

C.  Markets

Our common stock is not traded on any exchange. Accordingly, there is no public market for the securities. We plan to seek approval for our common stock to be quoted on the OTC/BB, once our registration statement in which this prospectus is included has become effective.  Approval of quotation of our common shares on the OTC/BB is not within our control and thus it is possible that we may not ever have our common stock traded in a public market.  There is no trading activity in our securities and there can be no assurance that a regular trading market for our Common Stock will ever be developed.

A market maker sponsoring a company's securities is required for approval for quotation of securities on the OTCBB. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation on the OTC/BB.

OTC/BB securities are not listed nor traded on the floor of an organized national or regional stock exchange. Instead, OTC/BB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC/BB stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

However, broker-dealers may be discouraged from effecting transactions in our Shares because they will be considered penny stocks and will be subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on brokers-dealers who make a market in a "penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Assuming we get our shares are approved for quotation on the OTC/BB, purchases and sales of our shares are expected to be generally facilitated by broker-dealers who will act as market makers for our shares. The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special  suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

D.  Selling Shareholders

Following is a list of selling shareholders whose shares are being registered and offered by this registration statement, which list includes each selling shareholder's name, the amount of securities owned by each selling shareholder prior to the offering, the amount to be offered for the selling shareholder account and the amount and percentage of the class to be owned both before and after the offering is complete, if more than 1%. None of the selling shareholders has ever held any position, office or other material relationship with RF Odyssey or affiliates.

Last Name	First Name	Shares Held Pre-Distribution	Shares Held Post-Distribution
Barkley Partners Inc.		640,000	-0-
Babcook	Brad	680,000	-0-
Paterson	Ron	5,000	-0-
Valente	Pat	5,000	-0-
Dennis	Divian	10,000	-0-
Burns	John	5,000	-0-
Stuart	Bill	1,000	-0-
Keyes	Mike	595,000	-0-
Anderson	Jeff	1,000	-0-
Babcook	Althea	10,000	-0-
DeGasperis	Karen	5,000	-0-
Ketchum	Tom	500	-0-
Branfield	Dennis	2,000	-0-
Cook	Jason	1,000	-0-
Hutchison	Sandra	1,000	-0-
McDonald	Lynn R.	1,000	-0-
Roane	Patrick	1,000	-0-
Roane	Amanda	1,000	-0-
Roane	Michael	1,000	-0-
Roane	Matthew	1,000	-0-
Cunningham	Sherman	50,000	-0-

Elia	Paul	25,000	-0-
Elia	Mario	25,000	-0-
Cook	Robert	1,000	-0-
Maroosis	Peter	1,000	-0-
Hutchison	Charles	1,000	-0-
Cook	James	1,000	-0-
Roane	Brian	1,000	-0-
Roane	Steven	1,000	-0-
Brand	Ruth	1,000	-0-
McDonald	Lee	1,000	-0-
McDonald	Richard	1,000	-0-
Denischuk	Daniel T.	10,000	-0-
Albery	Malcolm	280,000	-0-
Gilmour	Gordon	1,000	-0-
Sillito	Sandi	1,000	-0-
Stark	Stacey	5,000	-0-
Warness	Stajen	275,000	-0-
Warness	Jadden	275,000	-0-
Villecourt	Denise	5,000	-0-
Villecourt	Rita	5,000	-0-
Lancaster	Karen	1,000	-0-
McMahon	Maureen	1,000	-0-
Tse	Victor	1,000	-0-
Hagel	Len	1,000	-0-
Villecourt	Denis	3,000	-0-
Taylor	Anthony A.	1,000	-0-
Amery	Sine	1,000	-0-
Durward	Jim	1,500	-0-
Groenveld	Jack	1,500	-0-
Adams	Steward	10,000	-0-
Gotmy	Mike	3,000	-0-
Bryksa	Haley	575,000	-0-
Onulov	Ilie	1,000	-0-
Stanford	Susan	20,000	-0-
Babcook	Randy	5,000	-0-
Perkins	Michael	10,000	-0-
Salvatore	Sam	1,000	-0-
Hermes Capital Investment Ltd		250,000	-0-
Vlahovic	Milic	653,500	-0-
Whelan	Mark	5,000	-0-
Reed	Kirk	500	-0-
Trethewey	Derek	5,000	-0-
Kaerns	David	500	-0-
Graham	Richard	1,000	-0-
Henchall	Loesha	5,000	-0-

Schaper	Christa E.	1,000	-0-
Goods	Bill	1,000	-0-
Wakaruk	Chris	1,000	-0-
Cozac	Darryl	500	-0-
Dalla Longa	Dan	1,000	-0-
Haigh	Jacqueline	500	-0-
Hall	Graeme	1,000	-0-
Hall	Tyler	500	-0-
Holt	Peter	500	-0-
Martens	Eric	500	-0-
McIntyre	Lawrie	500	-0-
Rix	Gordon	1,000	-0-
Taillieu	Mavis	1,000	-0-
Snow	Douglas	20,000	-0-

E.  EXPENSES OF THE DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by RF Odyssey in connection with the securities being offered by this prospectus. We have agreed to pay all the costs and expenses of this offering. Selling Security Holders will pay no offering expenses.

ITEM	EXPENSE

SEC Registration Fee	$ 285
Legal Fees and Expenses	$ 7,500
Accounting Fees and Expenses	$7,000
Miscellaneous/Reserve	$1,000

Total	$15,785

The selling shareholders will not be paying for any of these expenses.

ITEM 10.  ADDITIONAL INFORMATION

A.  SHARE CAPITAL

The following description is a summary and you should read the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

The authorized Common Stock of RF Odyssey consists of an unlimited number of common shares. There are currently 15,607,500 shares of Common Stock outstanding on September 30, 2004. The holders of the Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors. The approval of proposals submitted to shareholders at a meeting requires a favorable vote of the majority of shares voting. Holders of the Common Stock have no preemptive, subscription, redemption, or conversion rights, and there are no sinking fund provisions with respect to the Common Stock. All of the outstanding shares of

Common Stock are, and the Shares to be transferred in the Distribution, will be fully paid and non-assessable. As of September 30, 2004 RF Odyssey had 82 shareholders of its Common Stock.

On March 2, 2004, RF Odyssey sold 200 shares of its common stock at $1.00 per share to its officers and directors, Mr. Rob Cook and Mr. Ian Roanne

On May 31, 2004, RF Odyssey sold 107,500 shares of its common stock at $0.50 per share to 4 private investors in Canada.

On September 10, 2004, RF Odyssey sold 10,999,800 shares of its common stock at $0.10 to Mr. Cook and Mr. Roanne, which shares were equally split between Mr. Cook and Mr. Roanne.

On September 10, 2004, RF Odyssey sold 4,500,000 shares of its common stock at $0.01 per share to 82 private investors in Canada.

Miscellaneous Rights

Holders of Common Stock have no cumulative voting rights, and no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of Common Stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding loan or financing documents.

B.  MEMORANDUM OF ARTICLES OF ASSOCIATION

1. RF Odyssey was established pursuant to the issuance on March 2, 2004 of a Certificate of by Industry Canada pursuant to the provisions of the Canada Business Corporations Act.  RF Odyssey’s Corporation number is 620162-8.  The Articles of Incorporation (the “Articles”) of RF Odyssey provide that there are no restrictions on the nature of the business that may be carried on by RF Odyssey.

2. A majority of the directors or of a committee of directors holding office at the time of the meeting constitutes a quorum provided that no business may be transacted unless at least one-fourth of the directors present are resident Canadians.  Business cannot be transacted without a quorum.  A quorum of directors may vote on any matter of business properly brought before the meeting provided that where a director is a party to a material contract or proposed material contract or is a director or an officer of or has a material interest in any person who is a party to a material contract or proposed material contract with RF Odyssey, such director must disclose his or her interest at the earliest possible date, request the conflict be noted in the minutes of the meeting, and with a few limited exceptions enumerated in the By-Law, refrain from voting on the matter in which the director has conflict of interest.  There is no limitation on the Board of Directors to vote on matters of their remuneration as a director, officer, employee or agent of RF Odyssey or of an affiliate of RF Odyssey.

If authorized by a by-law of  the company, which is duly made by the directors and confirmed by ordinary resolution of the shareholders, the directors of RF Odyssey may from time to time:

i.

 borrow money upon the credit of the company;

ii.

issue, reissue, sell or pledge debt obligations of the company; and

iii.

mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the company, owned or subsequently acquired to secure any debt obligation of the company.

Any such by-law may provide for the delegation of such powers by the directors to such officers or directors of the company.

The directors may, by resolution, delegate to a director, a committee of directors or an officer all or any of the foregoing borrowing powers.

A person is qualified to be or stand for election as a director provided such person is at least 18 years of age, is not a bankrupt and is not of unsound mind.  There is no provision in RF Odyssey’s Articles or By-Law relating to the retirement or non-retirement of directors under an age limit requirement.  There is also no requirement in RF Odyssey’s  Articles or By-Law for a director to hold shares of RF Odyssey.

3. RF Odyssey is authorized to issue an unlimited number of shares designated as Common Shares.  The Common Shares have attached to them the following rights, privileges, restrictions and conditions.

(a) Each holder of a Common Share is entitled to receive notice of, to attend and to vote at all meetings of the shareholders of RF Odyssey.

(b) The holders of the Common Shares are entitled to receive dividends if, as and when declared by the directors of RF Odyssey.

(c) The holders of the Common Shares are entitled to share equally in the remaining property of RF Odyssey upon liquidation, dissolution or winding-up of RF Odyssey.

4. Under the Canadian Business Corporations Act (the “CBCA”), any substantive change to the Articles of RF Odyssey (including, but not limited to, creation of new classes of shares, add, change or remove any rights, privileges, restrictions and conditions in respect of all or any of its shares, whether issued or unissued, change the shares of any class or series, whether issued or unissued, into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series) or other fundamental changes to the capital structure of RF Odyssey, including a proposed amalgamation or continuance of RF Odyssey out of the jurisdiction, requires shareholder approval by not less than 2/3 of the votes cast by shareholders voting in person or by proxy at a shareholders’ meeting called for that purpose. The CBCA also gives the shareholders the right to dissent from such amendment and to require us to pay them the then fair value of their shares.

5. RF Odyssey By-Law provides that the annual meeting of shareholders shall be held at such time and on such day in each year as the Board of Directors may from time to time determine.  RF Odyssey’s By-Law provides that the Board of Directors may at any time call a special meeting of shareholders.  Only the registered holders of shares, as of the close of business on the day immediately preceding the day on which notice is given, are entitled to receive notice of and vote at annual and special meetings of shareholders.

The only persons entitled to be present at a meeting of shareholders are:

(a) the Shareholders entitled to vote at the meeting;

(b) the Directors;

(c) the auditor of RF Odyssey ; and

(d) any others who, although not entitled to vote, are entitled or required under any provision of the CBCA, any unanimous shareholder agreement, the Articles or the by-laws to be present at the meeting.

Any other person may be admitted only on the invitation of the Chairperson of the meeting or with the consent of the meeting.

6. There are no restrictions in RF Odyssey’s Articles or By-Law on the number of shares that may be held by non-residents other than restrictions set out in the Investment Canada Act (Canada) (which is discussed below under “D. Exchange Controls”.

7. There are no specific provisions in the Articles or By-Law of RF Odyssey that have the effect of delaying, deferring or preventing a change of control of RF Odyssey and that would operate only with respect to a merger, acquisition or corporate restructuring involving RF Odyssey (or any of its subsidiaries).

8. There are no provisions in RF Odyssey’s By-Law regarding public disclosure of individual shareholdings.

9.  Not applicable.

10. Not applicable.

C.  Material Contracts

As of the date of this prospectus, RF Odyssey has not entered into any material contracts.

D.  Exchange Controls

There are no governmental laws, decrees or regulations in Canada relating to restrictions on the export or import of capital, or affecting the remittance of interest, dividends or other payments to non-residents. Dividends paid to U.S. residents, however, are subject to a 15% withholding tax or a 5% withholding tax for dividends if the shareholder is a corporation owning at least 10% of the outstanding voting shares of RF Odyssey pursuant to Article X of the reciprocal tax treaty between Canada and the U.S.

Except as provided in the Investment Canada Act (the “ICA”), which has provisions that restrict the holding of voting shares by non-Canadians, there are no limitations specific to the rights of non-Canadians to hold or vote the common shares under the laws of Canada or in the charter documents of RF Odyssey or its subsidiaries.

Management of RF Odyssey believes that the following summary fairly describes those provisions of the ICA pertinent to an investment in RF Odyssey by a person who is not a Canadian resident (a “non-Canadian”).

The ICA requires a non-Canadian making an investment which would result in the acquisition of control of a Canadian business (i.e. the gross value of the assets of which exceed a certain monetary threshold) to identify, notify, or file an application for review with the Investment Review Division of Industry Canada (“IRD”).

The notification procedure involves a brief statement of information about the investment on a prescribed form which is required to be filed with the IRD by the investor at any time up to 30 days following implementation of the investment.  It is intended that investments requiring only notification will proceed without government intervention unless the investment is in a specific type of business activity related to Canada’s cultural heritage and national identity.

If an investment is reviewable under the ICA, an application for review in the form prescribed is normally required to be filed with the IRD prior to the investment taking place and the investment may not be implemented until the review has been completed and the Minister of Industry Canada (“Minister”) (the Minister responsible for Investment Canada) is satisfied that the investment is likely to be of net benefit to Canada.  The Minister has up to 75 days to make this determination.  If the Minister is not satisfied that the investment is likely to be of net benefit to Canada, the non-Canadian must not implement the investment or, if the investment has been implemented, may be required to divest himself of control of the business that is the subject of the investment.

The following investments by non-Canadians are subject to notification under the ICA:

1.

An investment to establish a new Canadian business; and

2.

An investment to acquire control of a Canadian business that is not reviewable pursuant to the Act.

The following investments by a non-Canadian are subject to review under the ICA:

1.

An investment is reviewable if there is an acquisition of a Canadian business and the asset value of the Canadian business being acquired equals or exceeds the following thresholds:

(a)

For non-World Trade Organization (“WTO”) investors, the threshold is $5 million for a direct acquisition and $50 million for an indirect acquisition; the $5 million threshold will apply however for an indirect acquisition if the asset value of the Canadian business being acquired exceeds 50% of the asset value of the global transaction;

(b)

Except as specified in paragraph (c) below, a threshold is calculated annually for reviewable direct acquisitions by or from WTO investors.  The threshold for 2004 is $227 million. Pursuant to Canada’s international commitments, indirect acquisitions by or from WTO investors are not reviewable;

(c)

The limits set out in paragraph (a) apply to all investors for acquisitions of a Canadian business that:

(i)

engages in the production of uranium and owns an interest in a producing uranium property in Canada;

(ii)

provides any financial service;

(iii)

provides any transportation services; or

(iv)

is a cultural business.

2.

Notwithstanding the above, any investment which is usually only notifiable, including the establishment of a new Canadian business, and which falls within a specific business activity, including the publication and distribution of books, magazines, newspapers, film or video recordings, audio or video music recordings, or music in print or machine-readable form may be reviewed if an Order-in-Council directing a review is made and a notice is sent to the Investor within 21 days following the receipt of a certified complete notification.

Generally speaking, an acquisition is direct if it involves the acquisition of control of the Canadian business or of its direct or indirect Canadian parent and an acquisition is indirect if it involves the acquisition of control of a non-Canadian direct or indirect parent of an entity carrying on the Canadian business.  No change of voting control will be deemed to have occurred if less than one-third of the voting control of a Canadian corporation is acquired by an investor.

A WTO investor, as defined in the ICA, includes an individual who is a national of a member country of the WTO or who has the right of permanent residence in relation that WTO member, a government or government agency of a WTO investor-controlled corporation, a limited partnership, trust or joint venture that is neither WTO-investor controlled or Canadian controlled of which two-thirds of its board of directors, general partners or trustees, as the case may be, are any combination of Canadians and WTO investors.

The ICA exempts certain transactions from the notification and review provisions of ICA, including, among others, (a) an acquisition of voting shares if the acquisition were made in the ordinary course of that persons’ business as a trader or dealer in securities; (b) an acquisition of control of the company in connection with the realization of a security interest granted for a loan or other financial assistance and not for any purpose related to the provisions of the ICA; (c) the acquisition of voting interests by any person in the ordinary course of a business carried on by that person that consists of providing, in Canada, venture capital on terms and conditions not inconsistent with such terms and conditions as may be fixed by the Minister; and (d) acquisition of control of the company by reason of an amalgamation, merger, consolidation or corporate reorganization, following which the ultimate direct or indirect control in fact of the company, through the ownership of voting interests, remains unchanged.

E.  Dividends and Paying Agents

All shares of Common Stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available and subordinate to the rights of the holders of loan or other financing documents. These dividends may be paid in cash, property or additional shares of Common Stock. We have not paid any dividends since our inception and presently anticipate that all earnings will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. Therefore, there can be no assurance that any dividends on the Common Stock will be paid in the future.

F.  Statement by Experts

The financial statements of RF Odyssey Inc. for the period from March 2, 2004 (incorporation date) to June 30, 2004, and related notes which are included in this Prospectus have been audited by Amisano Hanson, Chartered Accountants and have been included in this registration statement in reliance upon the opinion of such accountants, given their authority as an expert in auditing and accounting. RF Odyssey retains no other experts.

G.  Documents on Display

We have filed with the Commission a registration statement on Form F-1 under the Securities Act covering the Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, omits some of the information described in the registration statement under the rules and regulations of the Commission. For further information on RF Odyssey, and the Common Stock offered by this prospectus, please refer to the registration statement and the attached exhibits. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy filed as an exhibit to the registration statement; each of these statements is qualified in all respects by that reference. The registration statement and exhibits can be inspected and copied at the public reference section at the Commission's principal office, 450 5th Street, N.W. Judiciary Plaza, Washington, D.C. 20549 and through the Commission's Web site (http://www.sec.gov). Copies may be obtained from the Commission's principal office upon payment of the fees prescribed by the Commission.

DEALER PROSPECTUS DELIVERY REQUIREMENT

Until ninety (90) days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

TRANSFER AGENT

The transfer agent and registrar for our Common Stock is Manhattan Transfer, 57 Eastwood Road, Miller Place, NY 11764; Telephone: (631) 585-7341.

PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 124 of the Canada Business Corporations Act, as amended, provides as follows:

(1) Indemnification. Except with respect to an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him with respect to any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

(a) he acted honestly and in good faith with a view to the best interests of the corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

(2) Indemnification in derivative actions. A corporation may with the approval of a court indemnify a person referred to in sub-section (1) with respect to an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfils the conditions set out in paragraphs (1)(a) and (b).

(3) Indemnity as of right. Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation with respect to all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity:

(a) was substantially successful on the merits in his defence of the action or proceeding; and

(b) fulfils the conditions set out in paragraphs (1)(a) and (b).

(4) Directors' and officers' insurance. A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him

(a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) Application to court. A corporation or a person referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6) Notice to director. An applicant under subsection (5) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(7) Other notice. On an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Section 7.02 of Bylaw No. 1 of RF Odyssey provides as follows:

7.02. Indemnity. Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate), and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by him with respect to any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if

    (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

    (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

RF Odyssey does not carry any liability insurance for coverage for its officers and directors. However, RF Odyssey’s By-law No. 1 allows RF Odyssey to purchase such coverage at the election of the Board of Directors.

In addition, indemnification may not be available to directors or officers under Canadian law if any act or omission by a director or officer amounted to a failure to act honestly and in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the director or officer did not have reasonable grounds for believing that his conduct was lawful. Due to the lack of applicable case law, it is not clear whether indemnification is available in the case of a breach of securities laws of the United States.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling RF Odyssey pursuant to the foregoing provisions, RF Odyssey has been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT

LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by the director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issues.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our corporation in connection with the issuance and distribution of the securities being offered by this prospectus. We have agreed to pay all the costs and expenses of this offering. Selling Security Holders will pay no offering expenses.

ITEM EXPENSE

SEC Registration Fee

$     285

Legal Fees and Expenses

$ 7,500

Accounting Fees and Expenses

$ 7,000

Miscellaneous/Reserve

$ 1,000

Total

$15,785

RECENT SALES OF UNREGISTERED SECURITIES

On March 2, 2004, RF Odyssey sold 200 shares of its common stock at $1.00 per share to its officers and directors, Mr. Rob Cook and Mr. Ian Roanne

On May 31, 2004, RF Odyssey sold 107,500 shares of its common stock at $0.50 per share to 4 private investors in Canada.

On September 10, 2004, RF Odyssey sold 10,999,800 shares of its common stock at $0.10 to Mr. Cook and Mr. Roanne, which shares were equally split between Mr. Cook and Mr. Roanne.

On September 10, 2004, RF Odyssey sold 4,500,000 shares of its common stock at $0.01 per share to 82 private investors in Canada.

Each of the foregoing issuances of securities were exempt from registration under the U.S. federal securities laws due to the fact that RF Odyssey is a Canadian corporation and none of the securities were sold in the United States or to United States residents. RF Odyssey complied with various exemptions found under Canadian federal and provincial securities laws in connection with these sales.

Exhibits

3.1	Articles of Incorporation *
3.2	Bylaws *
4.1	Instrument Defining Rights of Holders – Share Certificate *
5	Legal Opinion *
23	Consent of Experts – Amisano Hanson, Chartered Accountants

* To be filed with Amendment No. 1 of this registration statement.

Undertakings

We hereby undertake to:

1.   File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or

(iii)

high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Securities and Exchange Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table on the face page of the effective registration statement; or

(iv)

Include any additional or changed material information on the plan of distribution.

2.    For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.  File a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that reasonable grounds to believe that it meets all of the requirements for filing Form F-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Maple, Province of Ontario, Canada, on October 21, 2004.

RF ODYSSEY INC. a Canadian corporation
By:/s/ Rob Cook Name: Rob Cook Title: Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Rob Cook Name: Rob Cook Title: Chief Executive Officer, Member of the Board of Directors	October 21, 2004
By: /s/ Ian Roane Name: Ian Roane Title: Secretary / Treasurer, Member of the Board of Directors	October 21, 2004

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on behalf of the following persons in the capacities and on the dates indicated pursuant to a signed power of attorney executed by such persons appointing W. Scott Lawler.  Such power of attorney made Mr. Lawler a true and lawful attorney-in-fact and agent, with full power of substitution, of each person named below and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including registration statements filed or amendments made pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto Mr. Lawler full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that Mr. Lawler may lawfully do or cause to be done by virtue hereof.

By: /s/ Rob Cook Name: Rob Cook Title: Chief Executive Officer, Member of the Board of Directors	October 21, 2004
By: /s/ Ian Roane Name: Ian Roane Title: Secretary / Treasurer, Member of the Board of Directors	October 21, 2004

RF ODYSSEY INC.

(A Development Stage Company)

REPORT AND FINANCIAL STATEMENTS

June 30, 2004

(Stated in US Dollars)

TERRY AMISANO LTD.	AMISANO HANSON
KEVIN HANSON, CA	CHARTERED ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,

RF Odyssey Inc.

(A Development Stage Company)

We have audited the accompanying balance sheet of RF Odyssey Inc. (A Development Stage Company) as of June 30, 2004 and the related statements of operations, cash flows and stockholders’ deficiency for the period from March 2, 2004 (Date of Incorporation) to June 30, 2004.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Accounting Oversight Board (United States of America).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of RF Odyssey Inc. as of June 30, 2004 and the results of its operations and its cash flows for the period from March 2, 2004 (Date of Incorporation) to June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company’s ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and on its ability to raise capital from shareholders or other sources to sustain operations.  These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“AMISANO HANSON”
September 10, 2004	CHARTERED ACCOUNTANTS

RF ODYSSEY INC.

(A Development Stage Company)

BALANCE SHEET

June 30, 2004

(Stated in US Dollars)

ASSETS
Current
Advances to related parties – Note 4	$ 750
Share subscriptions receivable – Note 6	29,500

$ 30,250

LIABILITIES
Current
Bank indebtedness	$ 24
Accounts payable and accrued liabilities – Note 3	31,437
Due to related parties – Note 4	162

31,623

SEE ACCOMPANYING NOTES

STOCKHOLDERS’ DEFICIENCY
Common stock, $0.001 par value – Note 6
Unlimited common voting shares authorized
107,700 common shares issued and outstanding	108
Additional paid-in capital	53,842
Deficit accumulated during the development stage	(54,408)
Accumulated other comprehensive loss	(915)

(1,373)

$ 30,250

Nature and Continuance of Operations – Note 1

Commitments – Notes 3 and 6

Subsequent Events – Note 6

SEE ACCOMPANYING NOTES

RF ODYSSEY INC.

(A Development Stage Company)

STATEMENT OF OPERATIONS

for the period March 2, 2004 (Date of Incorporation) to June 30, 2004

(Stated in US Dollars)

General and Administrative Expenses
Audit and accounting fees	$ 1,841
Bank charges and interest	119
Consulting fees – Note 3	51,105
Legal fees	771
Office and miscellaneous	237
Travel and promotion	335

Net loss for the period	(54,408)

Foreign currency translation adjustment	(915)

Comprehensive loss for the period	$ (55,323)

Basic loss per share	$ (2.04)

Weighted average number of shares outstanding	27,075

SEE ACCOMPANYING NOTES

RF ODYSSEY INC.

(A Development Stage Company)

STATEMENT OF CASH FLOWS

for the period March 2, 2004 (Date of Incorporation) to June 30, 2004

(Stated in US Dollars)

Cash flows from Operating Activities
Net loss for the period	$ (54,408)
Changes in non-cash working capital items:
Advances to related parties	(750)
Share subscriptions receivable	(29,500)
Accounts payable and accrued liabilities	31,437

Net cash used in operating activities	(53,221)

Cash flow from Financing Activities
Bank indebtedness	24
Due to related parties	162
Shares issued	53,950

Net cash provided by financing activities	54,136

SEE ACCOMPANYING NOTES

Effect of foreign currency translation on cash	(915)

Cash, end of period	$ -

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$ -

Income taxes	$ -

SEE ACCOMPANYING NOTES

RF ODYSSEY INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY

for the period March 2, 2004 (Date of Incorporation) to June 30, 2004

(Stated in US Dollars)

				Deficit
				Accumulated	Accumulated
			Additional	During the	Other	Total
	Common Stock		Paid-in	Development	Comprehensive	Stockholders’
	Number	Amount	Capital	Stage	Loss	Deficiency
Capital stock issued
For cash – at $1.00	200	$ 1	$ 199	$ -	$ -	$ 200
– at $0.50	107,500	107	53,643	-	-	53,750
Net loss for the period	-	-	-	(54,408)	-	(54,408)
Foreign currency translation	-	-	-	-	(915)	(915)

Balance, June 30, 2004	107,700	$ 108	$ 53,842	$ (54,408)	$ (915)	$ (1,373)

RF ODYSSEY INC.

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

June 30, 2004

(Stated in US Dollars)

Note 1

Nature and Continuance of Operations

The Company is in the development stage and is seeking new business activities.

These financial statements have been prepared using accounting principles generally accepted in the United States of America applicable for a going concern, which assumes the Company will realize its assets and discharge its liabilities in the ordinary course of business.  As at June 30, 2004, the Company has a working capital deficiency of $1,373 and has accumulated a deficit of $54,408 since inception.  Its ability to continue as a going concern is dependent upon the ability of the Company to complete an acquisition and generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.  The Company intends to meet its capital needs primarily by issuing equity securities.

       The Company was incorporated in the under the Canada Business Corporation Act on March 2, 2004 and the fiscal year end is December 31.

Note 2

Summary of Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and are stated in US dollars.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.  Actual results may vary from these estimates.

       The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Development Stage Company

       The Company is a development stage company as defined in Financial Accounting Standard Board Statement No. 7.

Foreign Currency Translation

The Company translates amounts from its functional currency, Canadian dollars, to the reporting currency, United States dollars (“US dollars”) in accordance with Statement of Financial Accounting Standards No. 52. “Foreign Currency Translation”.  At each balance sheet date, recorded balances that are denominated in a currency other than US dollars are adjusted to reflect the current exchange rate which may give rise to a foreign currency translation adjustment accounted for as a separate component of stockholders’ deficiency and included in comprehensive loss.

Note 2

Summary of Significant Accounting Policies – (cont’d)

Foreign Currency Translation (cont’d)

Monetary assets and liabilities are translated into Canadian dollars at the exchange rate in effect at the end of the period.  Non-monetary assets and liabilities are translated at the exchange rate prevailing when the assets were acquired or the liabilities assumed.  Revenues and expenses are translated at the rate approximating the rate of exchange on the transaction date.  All exchange gains and losses on transactions denominated in currencies other than the functional currency are included in the determination of net income (loss) for the period.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards, No. 109 "Accounting for Income Taxes" (“FAS 109”).  Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic Loss Per Share

      The Company reports basic loss per share in accordance with the Statement of Financial Accounting Standards No. 128, “Earnings Per Share”.  Basic loss per share is computed using the weighted average number of shares outstanding during the period.

Fair value of Financial Instruments

        The carrying value of the Company’s financial instruments, consisting of advances to related parties, share subscriptions receivable, bank indebtedness and accounts payable and accrued liabilities approximate their fair value due to the short maturity of such instruments.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Comprehensive Loss

       The Company has adopted Statement of Financial Accounting Standards No. 130 “Reporting Comprehensive Income”. Comprehensive loss is comprised of net loss and foreign currency translation adjustments.

Note 2

Summary of Significant Accounting Policies – (cont’d)

Recent Accounting Pronouncements

       Management does not believe that any recently issued but not effective accounting standards if currently adopted could have a material affect on the accompanying financial statements.

Note 3

Commitments

By an agreement dated May 31, 2004, the Company engaged a consultant to assist it in becoming an OTC Bulletin Board publicly traded corporation in consideration of a total of $80,000 cash and 10% of the issued and outstanding common stock of the Company.  The terms of the agreement require the following:

a)

$50,000 upon agreement acceptance ($21,000 cash paid and $29,000 included in accounts payable and accrued liabilities);

b)

$20,000 upon completion and filing of the SEC documentation; and

c)

$10,000 upon approval of trading and the issuance of common stock of the Company equal to 10% of the issued and outstanding shares of the Company at that time.

Note 4

Related Party Transactions

The advances to related parties and amounts due to related parties are owing to/from directors of the Company and are unsecured, non-interest bearing, with no specific terms for repayment.

Note 5

Deferred Tax Assets

The following table summarizes the significant components of the Company’s deferred tax assets, after applying the enacted corporation income tax rate:

Total
Deferred Tax Assets
Non-capital losses carried forward	$ 22,100
Valuation allowance for future income tax asset	(22,100)

$ -

Note 5

Deferred Tax Assets (cont’d)

The amount taken into income as future income tax assets must reflect that portion of the income tax loss carryforward that is likely to be realized from future operations.  The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards.  The Company’s accumulated loss carryforward for its first year ended December 31, 2004 is available to offset taxable income of future years at various rates until 2011.

Note 6

Subsequent Events

Subsequent to June 30, 2004:

-

share subscription receivable at June 30, 2004 totalling $29,500 were received in cash.

-

the directors of the Company approved the issuance of 10,999,800 common shares to directors of the Company at $0.001 per share for proceeds of $11,000.  The directors also approved the issuance of 4,500,000 common shares at $0.01 per share for proceeds of $45,000 pursuant to subscription agreements.